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Exhibit 99.1

Description of Governmental Regulations

General

        We are subject to federal, state, local and, in Canada, provincial regulations, related to our current live racing, pari-mutuel, gaming machine and casino operations. The following description of the regulatory environment in which we operate is only a summary and not a complete recitation of all applicable regulatory laws. Moreover, our current and proposed operations could be subjected at any time to additional or more restrictive regulations, or banned entirely.

Colorado Regulation

        Our operations at Bullwhackers are subject to regulation by the Colorado Limited Gaming Control Commission (hereafter "Gaming Commission"), which was created by the Limited Gaming Amendment to the Colorado Constitution. Based upon that constitutional authority as well as the authority of the Colorado Limited Gaming Act, the Gaming Commission has a broad grant of power to ensure compliance with Colorado law and any regulations adopted thereunder (collectively, the "Colorado Regulations").

        The Limited Gaming Act also established the Colorado Division of Gaming (hereafter "Division") within the Colorado Department of Revenue. The Division acts as staff for and under the direct supervision of the Gaming Commission for purposes of licensing, implementing, regulating and supervising the conduct of limited stakes gaming.

        It is illegal to operate a gaming facility without a license issued by the Gaming Commission. The licenses are revocable and nontransferable. The failure or inability to obtain and maintain necessary gaming licenses would have a material adverse effect on the gaming operations of Penn Bullwhackers, Inc., Penn Bullpen, Inc., and Penn Silver Hawk, Inc. (hereafter "Colorado Casinos").

        The Colorado Casinos were granted retail/operator licenses, the effective dates of which were concurrent with their openings. The licenses are subject to continued satisfaction of suitability requirements. The current licenses for our Colorado casinos must be annually renewed by express action of the Gaming Commission and, for the current year, must be renewed on or before April 18, 2004.

        All persons employed by us and the Colorado Casinos who are involved, directly or indirectly, in gaming operations in Colorado also are required to obtain various forms of gaming licenses. Key licenses are issued to "key employees," who include any executive, employee or agent of a licensee having the power to exercise a significant influence over decisions concerning any part of the operations of a licensee. At least one key license holder must be on the premises of each Colorado casino at all times that a casino is open for business.

        The Gaming Commission closely regulates the suitability of persons owning or seeking to renew an interest in a gaming license, and persons associated with the licensee can adversely affect the suitability of a licensee. Additionally, any person or entity having any direct interest in us or any casino directly or indirectly owned by us may be subject to administrative action, including personal history and background investigations. The actions of persons associated with us, such as our management or employees, could jeopardize any licenses held by the Colorado Casinos.

        As a general rule, under the Colorado Regulations, it is a criminal violation for any person to have a legal, beneficial, voting or equitable interest, or right to receive profits, in more than three retail gaming licenses in Colorado. We have an interest in three such licenses. Any expansion opportunities that we may have in Colorado are prohibited unless one or more of the existing licenses are terminated or one or more of the Colorado Casinos is sold.

        The Colorado Division of Gaming may require any person having an interest in a licensee or an applicant for a license to provide background information, information on sources of funding, and a sworn statement that the interested person or applicant is not holding that interest for another party. The Gaming Commission may, at its discretion, require any person having an interest in a licensee to undergo a full background investigation and to pay for that investigation in the same manner as an applicant for a license. A background investigation includes an examination of one's personal history, financial associations, character, record, and reputation, as well as the people with whom a person has associated.

        The Gaming Commission has the right to request information from any person directly or indirectly interested in, or employed by, a licensee, and to investigate the moral character, honesty, integrity, prior activities, criminal record, reputation, habits and associations of: (i) all persons licensed pursuant to the Colorado Limited Gaming Act; (ii) all officers, directors and stockholders of a licensed privately held corporation; (iii) all officers, directors and stockholders holding either a 5% or greater interest or a controlling interest in a licensed publicly traded corporation; (iv) any person who as agent, consultant, advisor or otherwise, exercises a significant influence upon the management or affairs of a publicly traded corporation; (v) all general partners and all limited partners of a licensed partnership; (vi) all persons that have a relationship similar to that of an officer, director or stockholder of a corporation (such as members and managers of a limited liability company); (vii) all persons supplying financing or lending money to any licensee connected with the establishment or operation of limited gaming; and (viii) all persons having a contract, lease or ongoing financial or business arrangement with any licensee, if such contract, lease or arrangement relates to limited gaming operations, equipment, devices or premises.

        If the Gaming Commission determines that a person or entity is not suitable to own a direct or indirect voting interest in us or any of its affiliates, the Colorado Casinos may be sanctioned unless the person or entity disposes of its voting interest. Sanctions may include the loss of the casino licenses and financial penalties. In addition, the Colorado Regulations prohibit a licensee or any affiliate of a licensee from paying dividends, interest or other remuneration to any person found to be unsuitable, or recognizing the exercise of any voting rights by any person found to be unsuitable.

        The Gaming Commission also has the power to require us to suspend or dismiss our officers, directors and other key employees or sever relationships with other persons who refuse to file appropriate applications or who are found to be unsuitable to act in such capacities. The Commission or the Director of the Division of Gaming may review a licensee's gaming contracts, require changes in a contract before the licensee's application is approved or participation in the contract is allowed, and require a licensee to terminate its participation in any gaming contract.

        The Division may inspect, without notice, premises where gaming is being conducted; may seize, impound or remove any gaming device; may examine and copy all of a licensee's records; may investigate the background and conduct of licensees and their employees; and may bring disciplinary actions against licensees and their employees. The Division may also conduct detailed background checks of persons who lend money to or invest money in a licensee and such persons may be required to be found suitable as a condition to such loan or investment.

        The Gaming Commission has enacted Rule 4.5, which imposes requirements on publicly traded corporations holding gaming licenses in Colorado and on gaming licenses owned directly or indirectly by a publicly traded corporation, whether through a subsidiary or intermediary company. The term "publicly traded corporation" includes corporations, firms, limited liability companies, trusts, partnerships and other forms of business organizations. Such requirements automatically apply to any ownership interest held by a publicly traded corporation, holding company or intermediary company thereof, when the ownership interest directly or indirectly is, or will be upon approval of the Gaming Commission, 5% or more of the entire licensee. In any event, if the Gaming Commission determines that a publicly traded corporation, or a subsidiary, intermediary company or holding company has the actual ability to exercise influence over a licensee, regardless of the percentage of ownership possessed by that entity, the Gaming Commission may require the entity to comply with the disclosure regulations contained in Rule 4.5.

        Under Rule 4.5, gaming licensees, affiliated companies and controlling persons commencing a public offering of voting securities must notify the Gaming Commission no later than ten business days after the initial filing of a registration statement with the Securities and Exchange Commission. Licensed publicly traded corporations are also required to send proxy statements to the Division of Gaming within five days after their distribution.

        Licensees to whom Rule 4.5 applies must include in their charter documents provisions that: restrict the rights of the licensees to issue voting interests or securities except in accordance with the Limited Gaming Act and the Colorado Regulations; void the transfer of voting securities or other voting interests issued in violation of the Limited Gaming Act and the Colorado Regulations until the issuer ceases to be subject to the jurisdiction of the Gaming Commission or until the Gaming Commission, by affirmative act, validates the transfer; and provide that holders of voting interests or securities of licensees found unsuitable by the Gaming Commission may, within 60 days of such finding of unsuitability, be required to sell their interests or securities back to the issuer at the lesser of the cash equivalent of the holders' investment or the market price as of the date of the finding of unsuitability. Alternatively, the holders may, within 60 days after the finding of unsuitability, transfer the voting interests or securities to a person suitable to the Gaming Commission. Until the voting interests or securities are held by suitable persons, the issuer may not pay dividends or interest, the securities may not be voted, they may not be included in the voting or securities of the issuer, and the issuer may not pay any remuneration in any form to the holders of the securities.

        Notification must be given to the Division of Gaming of the acquisition of direct or indirect beneficial ownership of:

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  5% or more of any class of voting securities of a publicly traded corporation that is required to include in its articles of organization the Rule 4.5 charter language provisions; or

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  5% or more of the beneficial interest in a gaming licensee directly or indirectly through any class of voting securities of any holding company or intermediary company of a licensee.

        Persons acquiring these interests must make notification to the Division. Such persons must submit all requested information, are subject to a finding of suitability as required by the Division or the Gaming Commission, and must be informed of these requirements by the licensee. A person other than an institutional investor whose interest equals 10% or more of a publicly traded corporation or a 10% beneficial interest in a gaming licensee, directly or indirectly, through any class of voting securities of any holding company or intermediary company of a licensee must apply to the Gaming Commission for a finding of suitability within 45 days after acquiring such securities.

        An institutional investor who, individually or in association with others, acquires, directly or indirectly, the beneficial ownership of 15% or more of any class of voting securities or 15% of the beneficial interest in a gaming licensee, directly or indirectly, through any class of voting securities of any holding company or intermediary company of a licensee must apply to the Gaming Commission for a finding of suitability within 45 days after acquiring such interests

        Licensees must also notify any qualifying persons of these requirements. Whether or not so notified, qualifying persons are responsible for complying with these requirements.

        The Colorado Regulations also provide for exemption from the requirements for a finding of suitability when the Gaming Commission finds such action to be consistent with the purposes of the Limited Gaming Act. However, there are no express standards provided by law that would govern the

Commission's decision on whether to grant such an exemption, and it cannot be determined whether such exemption will in fact be granted if requested. The Gaming Commission may determine that anyone with a material relationship to, or material involvement with, a licensee or an affiliated company must apply for a finding of suitability or must apply for a key employee license. There are no deadlines for the Division to conduct such suitability reviews or for the Gaming Commission to consider and, in its sole discretion, act upon such reports.

        Pursuant to Rule 4.5, persons found unsuitable by the Gaming Commission must be removed from any position as an officer, director, or employee of a licensee, or of a holding or intermediary company. Such unsuitable persons also are prohibited from any beneficial ownership of the voting securities of any such entities. Licensees, or affiliated entities of licensees, are subject to sanctions for paying dividends or distributions to persons found unsuitable by the Gaming Commission, or for recognizing voting rights of, or paying a salary or any remuneration for services to, unsuitable persons. Licensees or their affiliated entities also may be sanctioned for failing to pursue efforts to require unsuitable persons to relinquish their interests.

        The Gaming Commission must provide prior approval of any sale, lease, purchase, conveyance, or acquisition of an interest in a casino licensee, except as provided in Rule 4.5 relating to publicly traded corporations.

        Colorado casinos may operate only between 8:00 a.m. and 2:00 a.m., and may permit only individuals 21 years or older to gamble or consume alcohol in the casino. Slot machines (including video poker), blackjack, poker, and approved variations of those games are the only permitted games, with a maximum single wager of $5.00. Colorado casinos may not extend credit, directly or indirectly, to gaming patrons. The Colorado Constitution and Gaming Regulations restrict the percentage of space a casino may use for gaming to fifty percent (50%) of any floor and thirty-five percent (35%) of the overall square footage of the building in which the casino is located.

        The Colorado Gaming Commission establishes, effective July 1 of each year, the gaming tax rates for the ensuing year. Under the Colorado Constitution and the Gaming Regulations, the rate can be increased to as much as forty percent (40%) of "adjusted gross proceeds," as that term is defined by the Gaming Regulations and Colorado case law. The Gaming Commission has both raised and lowered gaming tax rates since they were initially set in 1991. Currently, the Commission imposes gaming taxes based upon a graduated system of tax rates, with the lowest such rate being one-quarter of one percent (.25%) and the highest gaming tax rate being twenty percent (20%). However, in the future, the Commission may increase any of the existing rates up to forty percent (40%) of adjusted gross proceeds, or change the existing thresholds at which such rates become effective.

        In addition, the Gaming Commission or the Colorado General Assembly may impose fees upon gaming devices. There are no limitations on the amounts of such fees, and no such state fees have been imposed at this time.

        Currently, the City of Black Hawk imposes a $750 fee upon each gaming device, including slot machines, blackjack and poker tables, in the City. The City may increase or decrease this fee or impose any additional fee at any time. The City imposes various other fees upon casinos, including transportation fees, and such fees may be increased or decreased at the sole discretion of the City.

        The Silver Dollar Metropolitan District, operating within the City of Black Hawk, may increase its indebtedness from $15 million to $150 million or more to provide certain infrastructure improvements, notably roadway improvements. Each of the casinos within the District, including but not limited to the Colorado Casinos, would be liable for its proportionate share of this indebtedness, which liability could adversely affect the economic returns realized by the casinos.

Illinois Regulation

        Our operation of Hollywood Casino Aurora is subject to regulation by the State of Illinois, a summary of which is provided below. The Riverboat Gambling Act currently authorizes dockside riverboat gaming upon any water within the State of Illinois or any water other than Lake Michigan that constitutes a boundary of the State of Illinois. The Riverboat Gambling Act strictly regulates the facilities, persons, associations and practices related to gaming operations pursuant to the police powers of the State of Illinois, including comprehensive law enforcement supervision. The Riverboat Gambling Act grants the Illinois Gaming Board specific powers and duties, and all other powers necessary and proper to fully and effectively execute the Riverboat Gambling Act for the purpose of administering, regulating and enforcing the system of riverboat gaming. The Illinois Gaming Board's jurisdiction extends to every person, association, corporation, partnership and trust involved in riverboat gaming operations in the State of Illinois.

        The Riverboat Gambling Act requires the owner of a riverboat gaming operation to hold an owner's license issued by the Illinois Gaming Board. The owner's license for the Hollywood Casino Aurora casino was renewed in December 2000 for a period of four years. The Illinois Gaming Board is authorized to issue ten owner's licenses statewide. Each owner's license permits up to two boats as a part of the riverboat gaming operation. In addition to the ten owner's licenses, which may be authorized under the Riverboat Gambling Act, the Illinois Gaming Board may issue special event licenses allowing persons who are not otherwise licensed to conduct riverboat gaming to conduct such gaming on a specified date or series of dates. Riverboat gaming under such a license may take place on a riverboat not normally used for riverboat gaming.

        An owner's license is issued for an initial period of three years and may be renewed for successive periods of up to four years thereafter. An owner's license is eligible for renewal upon payment of the applicable fee and a determination by the Illinois Gaming Board that the licensee continues to meet all of the requirements of the Riverboat Gambling Act, the Illinois Gaming Board's rules and any conditions placed on a prior license renewal. The Illinois Gaming Board also requires that officers, directors and employees of a gaming operation and suppliers of gaming equipment, devices and supplies and certain other suppliers be licensed. Licenses issued by the Illinois Gaming Board may not be transferred to another person or entity without the Illinois Gaming Board's approval. All licensed persons and entities must maintain their suitability for licensure and have a continuing duty to disclose any material changes in information provided to the Illinois Gaming Board.

        Applicants for and holders of an owner's license are required to obtain formal prior approval from the Illinois Gaming Board for changes proposed in the following areas: (i) key persons, (ii) type of entity, (iii) equity and debt capitalization of the entity, (iv) investors and/or debt holders, (v) source of funds, (vi) economic development plans or proposals, (vii) riverboat capacity or significant design change, (viii) gaming positions, (ix) anticipated economic impact, or (x) agreements, oral or written, relating to the acquisition or disposition of property (real or personal) of a value greater than $1 million.

        A holder of an owner's license is allowed to make distributions to its partners, stockholders or itself only to the extent that such distribution would not impair the financial viability of the gaming operation or violate the Riverboat Gambling Act. Factors to be considered by the licensee include, but are not limited to, the following: (i) cash flow, casino cash and working capital requirements, (ii) debt service obligations and covenants associated with financial instruments, (iii) requirements for repairs, maintenance and capital improvements, (iv) employment or economic development requirements of the Riverboat Gambling Act and (v) a licensee's financial projections.

        The Illinois Gaming Board will require a business entity or personal disclosure form and approval as a key person for any business entity or individual with an ownership interest or voting rights of more than 5% in a licensee, the trustee of any trust holding such ownership interest or voting rights, the directors of the licensee and its chief executive officer, president and chief operating officer, as well as any other individual or entities deemed by the board to hold a position or a level of ownership, control or influence that is material to the regulatory concerns and obligations of the board. However, an institutional investor acquiring an ownership interest or voting rights of more than 5% in a licensee must notify the Illinois Gaming Board within ten days of acquiring the interest. An institutional investor acquiring an ownership interest or voting rights of 10% or more in a licensee must file an Institutional Investor Waiver Form within 45 days of acquiring the interest. Each key person must file, on an annual basis, a disclosure affidavit, updated personal and background information, and updated tax and financial information. Key persons are required to promptly disclose to the board any material changes in status or information previously provided to the board and to maintain their suitability as key persons. In order for the board to identify potential key persons, each holder of an owner's license is required to file a table of organization, ownership and control with the Illinois Gaming Board to identify the individuals or entities that, through direct or indirect means, manage, own or control the interests and assets of the licensee. Based upon findings from an investigation into the character, reputation, experience, associations, business probity and financial integrity of a key person, the Illinois Gaming Board may enter an order upon the licensee to require economic disassociation of a key person. Each licensee is required to provide a means for the economic disassociation of a key person in the event such disassociation is required. On February 25, 2003, the Illinois Gaming Board granted key person licenses to us, Peter M. Carlino and Kevin G. DeSanctis in connection with their association with the Hollywood Casino Aurora casino. The Illinois Gaming Board imposed a condition on our key person license that we continue to exclude and block all Illinois residents from wagering through our internet pari-mutuel wagering websites.

        An ownership interest in a holder of an owner's license may be transferred or pledged as collateral only with the consent of the Illinois Gaming Board.

        The Riverboat Gambling Act does not limit the maximum bet or per patron loss and licensees may set any maximum or minimum bets or other limits on wagering. No person under the age of 21 is permitted to wager. Vessels must have the capacity to hold a minimum of 500 persons if operating on the Mississippi River or the Illinois River south of Marshall County, and a minimum of 400 persons on any other waterway. The number of gaming positions is limited to a maximum of 1,200 per license. The 1,200 positions are counted as follows: (i) positions for games utilizing electronic gaming devices (as defined in the Riverboat Gambling Act) are determined as 90% of the total number of such devices available for play; (ii) craps tables are counted as having ten gaming positions; and (iii) any gaming device other than an electronic gaming device or craps table is counted as having five gaming positions. With respect to electronic gaming devices, the payout percentage may not be less than 80% or more than 100%. A licensee may conduct riverboat gambling regardless of whether it conducts excursion cruises. A licensee may permit the continuous ingress and egress of passengers for the purpose of gambling.

        In 1999, the Riverboat Gambling Act was amended by Illinois Public Act 91-40 to, among other things, allow dockside gaming. Subsequently, a lawsuit was filed in an Illinois circuit court challenging the constitutionality of certain aspects of the amendment unrelated to the dockside gaming provision. The lawsuit was dismissed on January 25, 2001 and the dismissal of the lawsuit is currently on appeal. The 1999 amendments contained a "non-severability clause," which meant that if any section was held to be unconstitutional, the entire amendment, including the section that allowed dockside gaming, would be held invalid. Such a finding could have had a material adverse effect on the operating results of the Hollywood Casino Aurora casino. However, in June of 2003, the Illinois legislature added a "severability clause" to the 1999 amendments which prevents the dockside gaming provision from being stricken simply because a separate provision of the 1999 amendment might be held to be unconstitutional.

        A $4 per person admission tax is imposed on the owner of a riverboat operation. The host municipality or county of the riverboat casino receives $1 per person of such tax.

        Additionally, a wagering tax is imposed on the adjusted gross receipts (generally defined as gross receipts less payments to customers as winnings) at the following graduated rates: 15% for up to $25 million; 27.5% for $25 million to $37.5 million; 32.5% for $37.5 million to $50 million; 37.5% for $50 million to $75 million; 45% for $75 million to $100 million; 50% for $100 million to $250 million; and 70% for amounts in excess of $250 million. The licensee is required to wire transfer all such gaming tax payments to the Illinois Gaming Board on a daily basis.

        The tax rates set forth in the preceding paragraph became effective on July 1, 2003 pursuant to legislation enacted during 2003. That legislation contains a sunset provision that rolls back the wagering tax rates to those in effect prior to July 1, 2003 upon the earlier of (i) July 1, 2005, (ii) the first date after the effective date of the aforementioned legislation that riverboat gambling operations are conducted pursuant to the dormant tenth license, or (iii) the first day that riverboat gambling operations are conducted under the authority of an owners license that is in addition to the 10 owner's licenses authorized by the initial Riverboat Gambling Act.

        All use, occupancy and excise taxes that apply to food and beverages and all taxes imposed on the sale or use of tangible property apply to sales aboard riverboats.

        The Illinois Gaming Board is authorized to conduct investigations into the conduct of gaming employees and into alleged violations of the Riverboat Gambling Act and to take such disciplinary and enforcement action as it may deem necessary and proper. Employees and agents of the Illinois Gaming Board have access to and may inspect any facilities relating to the riverboat gaming operations at all times.

        A holder of any license is subject to imposition of penalties and fines, suspension or revocation of the license, or other action for any act or failure to act by the holder or his or her agents or employees, that is injurious to the public health, safety, morals, good order and general welfare of the people of the State of Illinois, or that would discredit or tend to discredit the Illinois gaming industry or the State of Illinois. Any riverboat operation not conducted in compliance with the Riverboat Gambling Act may constitute an illegal gaming place and consequently may be subject to criminal penalties, which penalties include possible seizure, confiscation and destruction of illegal gaming devices and seizure and sale of riverboats and dock facilities to pay any unsatisfied judgment that may be recovered and any unsatisfied fine that may be levied. The Riverboat Gambling Act also provides for civil penalties equal to the amount of gross receipts derived from wagering on the gaming, whether unauthorized or authorized, conducted on the day of any violation. The Illinois Gaming Board may revoke or suspend licenses, as the board may see fit and in compliance with applicable laws of Illinois regarding administrative procedures, and may suspend an owner's license, without notice or hearing, upon a determination that the safety or health of patrons or employees is jeopardized by continuing a riverboat's operation. The suspension may remain in effect until the Illinois Gaming Board determines that the cause for suspension has been abated and it may revoke the owner's license upon a determination that the owner has not made satisfactory progress toward abating the hazard.

        The Illinois Gaming Board may waive any licensing requirement or procedure provided by rule if it determines that such waiver is in the best interests of the public and the gaming industry.

Louisiana Regulation

        We are subject to regulation by the State of Louisiana as a result of our ownership of LCCI, the operator of Casino Rouge, and the Hollywood Casino Shreveport general partnership, or HCS, the operator of Hollywood Casino Shreveport (collectively, HCS and LCCI are referred to herein as "Louisiana Licensees").

        In July 1991, the Louisiana legislature adopted legislation permitting certain types of gaming activity on certain rivers and waterways in Louisiana. Since May 1, 1999, the Louisiana Gaming Control Board, or the Louisiana Board, has regulated such gaming activities.

        The Louisiana Riverboat Economic Development and Gaming Control Act authorized the issuance of up to fifteen licenses to conduct gaming activities on a riverboat of new construction in accordance with applicable law. However, no more than six licenses may be granted to riverboats operating from any one parish. Of the fifteen available licenses, fourteen are currently in operation. The final license has been awarded to a subsidiary of Pinnacle Entertainment for Lake Charles, Louisiana.

        Riverboat gaming licenses in Louisiana are issued for an initial five-year term with five-year renewals thereafter. In issuing or renewing a license, the Louisiana Board must find that the applicant is a person of good character, honesty and integrity and that the applicant is a person whose prior activities, criminal record, if any, reputation, habits and associations do not pose a threat to the public interest of the State of Louisiana or to the effective regulation and control of gaming, or create or enhance the dangers of unsuitable, unfair or illegal practices, methods and activities in the conduct of gaming or the carrying on of business and financial arrangements in connection therewith. The Louisiana Board will grant or renew a license if it finds that: (i) the applicant can demonstrate the capability, either through training, education, business experience, or a combination of the above, to operate a gaming casino; (ii) the proposed financing of the riverboat and the gaming operation is adequate for the nature of the proposed operation and from a source suitable and acceptable to the Louisiana Board; (iii) the applicant demonstrates a proven ability to operate a vessel of comparable size, capacity and complexity to a riverboat so as to ensure the safety of its passengers, with relevant employees being appropriately United States Coast Guard certified; (iv) the applicant submits a detailed plan of design of the riverboat in its application for a license; (v) the applicant designates the docking facilities to be used by the riverboat; (vi) the applicant shows adequate financial ability to construct and maintain a riverboat; and (vii) the applicant has a good faith plan to recruit, train and upgrade minorities in all employment classifications.

        On September 21, 1999, the Louisiana Board renewed the license of HCS through October 2004, subject to several conditions. On March 29, 2001, in addition to approving the CRC acquisition, the Louisiana Board renewed LCCI's license through June 2005, subject to several conditions. In each case, the conditions imposed by the Louisiana Board have either already been complied with or are voluntary and standard compliance, procurement, and employment conditions routinely imposed on licensees in the state of Louisiana.

        Other regulations imposed by the Louisiana Act or rules adopted pursuant thereto include, but are not limited to, the following: (i) we must periodically submit financial and operating reports to the Louisiana Board for ourselves and our subsidiaries; (ii) owners holding greater than a 5% interest or who are officers or directors of us or subsidiaries related to the Louisiana Licensees must be found suitable by the Louisiana Board; (iii) any individual who is found to have a material relationship to, or involvement with the Louisiana Licensees may be required to be investigated for suitability; (iv) if a director, officer, or key employee were found to be unsuitable, we and our subsidiaries would have to sever all relationships with that person; (v) the transfer of a license or permit or an interest in a license or permit is prohibited without prior approval; (vi) the Louisiana Licensees must notify the Louisiana Board of any withdrawals of capital, loans, advances, or distributions in excess of 5% of retained earnings upon completion of such transaction; and (vii) either of the Louisiana Licensees must give prior notification to the Louisiana Board if it applies or receives, accepts or modifies the terms of any loan or other financing transaction or if we receive, accept or modify the terms of a loan or other financing transaction on behalf of or for the benefit of either one of the Louisiana Licensees. In some cases, the Louisiana Board will be required to investigate the reported transaction and to either approve or disapprove the transaction.

        The Louisiana Act or rules adopted pursuant thereto contain certain restrictions and conditions relating to the operation of riverboat gaming, including the following: (i) agents of the Louisiana Board are permitted on board at any time during gaming operations; (ii) gaming devices, equipment and supplies may only be purchased or leased from permitted suppliers; (iii) gaming may only take place in the designated gaming area while the riverboat is upon a designated river or waterway; (iv) gaming equipment may not be possessed, maintained or exhibited by any person on a riverboat except in the specifically designated gaming area, or a secure area used for inspection, repair or storage of such equipment; (v) wagers may be received only from a person present on a licensed riverboat; (vi) persons under 21 are not permitted on gaming vessels; (vii) except for slot machine play, wagers may be made only with tokens, chips or electronic cards purchased from the licensee aboard a riverboat; (viii) licensees may only use docking facilities for which they are licensed and may only board and discharge passengers at the riverboat's licensed berth; (ix) licensees must have adequate protection and indemnity insurance; (x) licensees must have all necessary federal and state licenses, certificates and other regulatory approvals prior to operating a riverboat; and (xi) gaming may only be conducted in accordance with the terms of the license, the Louisiana Act and the rules and regulations adopted by the Louisiana Board.

        Fees for conducting gaming activities on a riverboat pursuant to the Louisiana Act include (i) $50,000 per riverboat for the first year of operation and $100,000 per year per riverboat thereafter plus (ii) a percentage of net gaming proceeds (gross revenue). In March 2001, Louisiana passed Act 3 of the 1st Extraordinary Legislative Session that allows riverboat gaming licensees to operate dockside. Prior to the legislation, LCCI was required to maintain up to eight cruises daily, subject to weather and other conditions. In consideration of this change, the tax on gaming revenues was increased from 18.5% to 21.5%, effective April 1, 2001 for LCCI and increased one percent per annum for HCS beginning in April 2001 and continuing until April 2003 to a total of 21.5%.

        The Louisiana Act also authorizes the local governing body to assess a boarding fee up to $2.50 in the case of LCCI, and up to $3.00 in the case of HCS. The City/Parish governing body of East Baton Rouge has imposed an admission fee of $2.50 for each patron boarding the vessel. For the calendar year ended December 31, 2003, LCCI's boarding fee expense was $3.9 million. For competitive reasons, LCCI and its Baton Rouge competitor have elected not to collect boarding fees from patrons and instead pay those fees from their respective earnings. In lieu of the boarding fee in Shreveport, HCS negotiated a 3.76% tax on the net gaming proceeds (gross revenues) of the Hollywood Casino Shreveport riverboat to be paid to the Caddo Parish School Board.

        Proposals to amend or supplement the Louisiana Act are frequently introduced in the Louisiana State legislature. In addition, the state legislature from time to time considers proposals to repeal the Louisiana Act, which would effectively prohibit riverboat gaming in the State of Louisiana. Although we do not believe that a prohibition of riverboat gaming in Louisiana is likely, no assurance can be given that changes in the Louisiana gaming law will not occur or that such changes will not have a material adverse affect on the business of the Louisiana Licensees.

Mississippi Regulation

        Our operation of Casino Magic—Bay St. Louis, Boomtown Biloxi and Hollywood Casino Tunica is subject to Mississippi regulatory compliance, a summary of which is provided below.

        The ownership and operation of casino gaming facilities in Mississippi are subject to extensive state and local regulation primarily through the licensing and regulatory control of the Mississippi Gaming Commission and the Mississippi State Tax Commission. We and certain of our subsidiaries must register and be licensed under the Mississippi Gaming Control Act, or the Mississippi Act, and our gaming operations are subject to the regulatory control of the Mississippi Gaming Commission, the Mississippi State Tax Commission and various local, city and county regulatory agencies. The

Mississippi Act, which legalized dockside casino gaming in Mississippi, was enacted on June 29, 1990 and the Mississippi Gaming Commission adopted regulations, effective October 29, 1991, in furtherance of the Mississippi Act.

        The laws, regulations and supervisory procedures of Mississippi and the Mississippi Gaming Commission seek to: (i) prevent unsavory or unsuitable persons from having direct or indirect involvement with gaming at any time or in any capacity; (ii) establish and maintain responsible accounting practices and procedures; (iii) maintain effective control over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and safeguarding assets and revenues, providing reliable record keeping and making periodic reports to the Mississippi Gaming Commission; (iv) prevent cheating and fraudulent practices; (v) provide a source of state and local revenues through taxation and licensing fees; and (vi) ensure that gaming licensees, to the extent practicable, employ Mississippi residents. The regulations are subject to amendment and interpretation by the Mississippi Gaming Commission.

        The Mississippi Act provides for legalized dockside gaming in any of the 14 counties that border either the Gulf Coast or the Mississippi River, provided that the voters in an eligible county have not voted to prohibit gaming in that county. Voters have approved dockside gaming in nine of the 14 eligible counties in the state and gaming operations have commenced in Adams, Coahoma, Hancock, Harrison, Tunica, Warren and Washington counties. The law permits unlimited stakes gaming on a 24-hour basis and does not restrict the percentage of space that may be utilized for gaming. There are no limitations on the number of gaming licenses that may be issued in Mississippi. The legal age for gaming in Mississippi is 21.

        We are required to submit detailed financial, operating and other reports to the Mississippi Gaming Commission and Mississippi State Tax Commission. Several of our transactions, such as loans and other financing transactions, leases and sales of securities require notice to and/or approval of the Mississippi Gaming Commission. On August 8, 2000, the Mississippi Gaming Commission issued us a gaming operator's license for Boomtown Biloxi and for Casino Magic—Bay St. Louis. The Mississippi Gaming Commission first issued an operator's license for Hollywood Casino Tunica in 1994, and most recently renewed an operator's license for Hollywood Casino Tunica effective October 20, 2001. On November 20, 2002, the Mississippi Gaming Commission granted certain approvals in connection with our acquisition of Hollywood Casino Corporation. In addition, the Mississippi Gaming Commission has found certain of our key principals suitable.

        Each of the officers and directors of Casino Magic—Bay St. Louis, Boomtown Biloxi and Hollywood Casino Tunica must be found suitable or must be licensed by the Mississippi Gaming Commission. In addition, certain of our directors, officers and employees may be required to be found suitable or be licensed if they are engaged in the administration or supervision of, or any other significant involvement with, the activities of Casino Magic—Bay St. Louis, Boomtown Biloxi or Hollywood Casino Tunica. Both a finding of suitability and license require submission of detailed financial information followed by a thorough investigation. Key employees, controlling persons or others who exercise significant influence upon our management or affairs may be deemed to have a material relationship to, or material involvement with us and may be investigated in order to be found suitable or required to be licensed. There can be no assurance that such persons will be found suitable or licensed by, and maintain such a suitability finding or license from, the Mississippi Gaming Commission. The Mississippi Gaming Commission has full and absolute power and authority to deny any application or limit, condition, restrict, revoke or suspend any lien, registration, finding of suitability or approvals, or fine any person licensed, registered, found suitable or approved, for any cause it deems reasonable. Changes in certain officer, director or key employee positions must be reported to the Mississippi Gaming Commission. In addition to its authority to deny an application for a license, the Mississippi Gaming Commission has jurisdiction to disapprove a change in a corporate position. If the Mississippi Gaming Commission were to find a director, officer or employee unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to terminate such person's employment in any capacity in which such person is required to be found suitable or licensed and we would be prohibited from allowing such person to exercise a significant influence over the gaming establishment's operations. We would have similar obligations with regard to any person who refuses to file appropriate applications. No person may be employed as a gaming employee unless such person holds a work permit issued by the Mississippi Gaming Commission. An application for a work permit can be denied for any cause the Mississippi Gaming Commission deems reasonable, and the Mississippi Gaming Commission may summarily suspend or revoke a work permit upon the occurrence of certain specified events.

        Mississippi statutes and regulations give the Mississippi Gaming Commission the discretion to require a suitability finding with respect to anyone who acquires any of our securities, regardless of the percentage of ownership. The current policy of the Mississippi Gaming Commission is to require anyone acquiring, directly or indirectly, 5% or more of any voting securities of a registered publicly traded holding company to be found suitable. However, the Mississippi Gaming Commission has adopted a regulation that may permit certain "institutional" investors to obtain a waiver that allows them to beneficially own, directly or indirectly, up to 15% (19% in certain specific instances) of the voting securities of a registered public company without a finding of suitability. If the owner of voting securities who is required to be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

        Any owner of our voting securities found unsuitable and who holds, directly or indirectly, any beneficial ownership of our equity interests beyond such period of time as may be prescribed by the Mississippi Gaming Commission may be guilty of a misdemeanor. Any person who fails or refuses to apply for a finding of suitability or a license within 30 days of being ordered to do so by the Mississippi Gaming Commission may be found unsuitable. We are subject to disciplinary action if we, after receiving notice that a person is unsuitable to be an owner of or to have any other relationship with us, (i) pay the unsuitable person any dividends or interest upon any such security, (ii) recognize the exercise, directly or through any trustee or nominee of any voting rights conferred by such security, or (iii) pay the unsuitable person any remuneration in any form for services rendered or otherwise. In addition, if the Mississippi Gaming Commission finds any owner of voting securities of certain of our subsidiaries unsuitable, such owner must immediately offer all securities to us, and we must purchase the securities so offered for cash at fair market value within 10 days.

        We are required to maintain current ownership ledgers in the State of Mississippi that may be examined by the Mississippi Gaming Commission at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Mississippi Gaming Commission. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner. We may be required to disclose to the Mississippi Gaming Commission, the identities of the holders of certain of our indebtedness. In addition, the Mississippi Gaming Commission under the Mississippi Act may, in its discretion, (i) require holders of debt securities to file applications, (ii) investigate such holders, and (iii) require such holders to be found suitable to own such debt securities. Although the Mississippi Gaming Commission generally does not require the individual holders of obligations to be investigated and found suitable, the Mississippi Gaming Commission retains the discretion to do so for any reason, including but not limited to a default, or where the holder of the debt instrument exercises a material influence over the gaming operations of the entity in question. Any holder of the debt securities required to apply for a finding of suitability must pay all investigative fees and costs of the Mississippi Gaming Commission in connection with such an investigation.

        The regulations provide that we may not engage in any transaction that would result in a change of our control without the prior approval of the Mississippi Gaming Commission. Mississippi law prohibits us and certain of our subsidiaries from making a public offering or private placement of our securities without the prior approval of the Mississippi Gaming Commission if any part of the proceeds of the offering is to be used to finance the construction, acquisition or operation of gaming facilities in Mississippi, or to retire or extend obligations incurred for one or more of such purposes. The Mississippi Gaming Commission has the authority to grant a continuous approval of securities offerings and has granted us such approval, subject to renewal.

        Regulations of the Mississippi Gaming Commission prohibit certain repurchases of securities of publicly traded corporations registered with the Mississippi Gaming Commission without prior approval of the Mississippi Gaming Commission. Transactions covered by these regulations are generally aimed at discouraging repurchases of securities at a premium over market price from certain holders of greater than 3% of the outstanding securities of the registered publicly traded corporation. The regulations of the Mississippi Gaming Commission also require prior approval for a "plan of recapitalization" as defined in such regulations.

        The Mississippi Act requires that certificates representing our securities bear a legend to the general effect that the securities are subject to the Mississippi Act and regulations of the Mississippi Gaming Commission. The Mississippi Gaming Commission, through the power to regulate licensees, has the power to impose additional restrictions on the holders of our securities at any time.

        We may not engage in gaming activities in Mississippi while also conducting gaming operations outside of Mississippi without approval of the Mississippi Gaming Commission. The Mississippi Gaming Commission as part of the original licensure process initially granted such approvals to us, and additional approvals must be obtained on a jurisdiction-by-jurisdiction basis. The failure to obtain or retain any such approval could have a material adverse effect on us.

        We may not transfer any of our licenses and we must renew each license every three years. There can be no assurance that any of our renewal applications will be approved. The Mississippi Gaming Commission may at any time dissolve, suspend, condition, limit or restrict a license or approval to own equity interests in us for any cause it deems reasonable. We may have substantial fines levied against us in Mississippi for each violation of gaming laws or regulations. A violation under any gaming license held by us may be deemed a violation of all of the Mississippi licenses held by us. Suspension or revocation of the Mississippi licenses or of the Mississippi Gaming Commission's approval of us would have a material adverse effect upon our business.

        In October 1994, the Mississippi Gaming Commission adopted a regulation requiring, as a condition of licensure or license renewal, that a gaming establishment's site development plan include an approved 500-car parking facility in close proximity to the casino complex and infrastructure facilities that amount to at least 25% of the casino cost. Such facilities may include any of the following: a 250-room hotel of at least a two star rating, as defined by the current edition of the Mobil Travel Guide; a theme park; a golf course; marinas; a tennis complex; entertainment facilities; or any other such facility as approved by the Mississippi Gaming Commission as infrastructure. Parking facilities, roads, sewage and water systems or facilities normally provided by governmental entities are excluded. The Mississippi Gaming Commission may, in its discretion, reduce the number of hotel rooms required where it is shown, to the satisfaction of the Mississippi Gaming Commission, that sufficient rooms are available to accommodate the anticipated visitor load. Such reduction in the number of rooms does not affect the 25% investment requirement imposed by the regulation. Casino Magic—Bay St. Louis, Boomtown Biloxi and related facilities have complied with these requirements. In January 1999, the Mississippi Gaming Commission amended this infrastructure regulation by increasing the minimum level of infrastructure investment from 25% to 100% of the casino cost. However, the 100% infrastructure investment requirement applies only to new casino developments and existing casino developments that are not in operation at the time of their acquisition or purchase, and therefore does not apply to Casino Magic—Bay St. Louis, Boomtown Biloxi and Hollywood Casino Tunica.

        License fees and taxes are payable to the State of Mississippi and to the counties and cities in which our Mississippi subsidiaries operate. One of the license fees payable to the state of Mississippi is based upon gross revenue of the licensee (generally defined as gaming receipts less payout to customers as winnings) and equals 4% of the first $50,000 of monthly gross revenue, 6% of the next $84,000 of monthly gross revenue and 8% of all monthly gross revenue over $134,000. These license fees are allowed as a credit against the licensee's Mississippi income tax liability for the year paid. Additionally, a licensee must pay a $5,000 annual license fee and an annual fee based upon the number of games it operates. Mississippi communities and counties may impose fees on licensees equaling 0.4% the first $50,000 of monthly gross revenues, 0.6% of the next $84,000 of monthly gross revenue and 0.8% of all monthly gross revenues over $134,000. These fees have been imposed in, among other cities, Bay St. Louis, Gulfport, Biloxi, Natchez, Greenville and Vicksburg, and in among other counties, Coahoma County, Hancock County and Tunica County. Certain local and private laws of the State of Mississippi may impose fees or taxes on our Mississippi subsidiaries in addition to the fees described above.

        The Mississippi Gaming Commission requires, as a condition of licensure or license renewal, that casino vessels on the Mississippi Gulf Coast that are not self-propelled be moored to withstand a Category 4 hurricane with 155 mile-per-hour winds and 15-foot tidal surge. We believe that all of our Mississippi gaming operations currently meet this requirement. A 1996 Mississippi Gaming Commission regulation prescribes the hurricane emergency procedure to be used by the Mississippi Gulf Coast casinos.

        The sale of alcoholic beverages, including beer and wine, at Casino Magic—Bay St. Louis, Boomtown Biloxi and Hollywood Casino Tunica is subject to permitting, control and regulation by the Mississippi State Tax Commission. The Miscellaneous Tax Division of the Mississippi State Tax Commission regulates the sale of beer and light wine. The Alcoholic Beverage Control Division of the Mississippi State Tax Commission, or ABC, regulates the sale of alcoholic beverages containing more than 5% alcohol by weight. ABC requires that all Casino Magic—Bay St. Louis and Boomtown Biloxi officers, directors, majority shareholders and ABC managers file personal record forms and fingerprint cards. In addition, owners of more than 5% of Casino Magic—Bay St. Louis, Boomtown Biloxi or Hollywood Casino Tunica equity must submit detailed financial information to ABC. All such permits are revocable and are non-transferable. The Mississippi State Tax Commission has full power to limit, condition, suspend or revoke any such permit, and any such disciplinary action could, and revocation would, have a material adverse effect on the operations of Casino Magic—Bay St. Louis, Boomtown Biloxi and Hollywood Casino Tunica.

New Jersey Regulation

        Our joint venture's operations at Freehold Raceway in New Jersey are subject to regulation (i) by the New Jersey Racing Commission under the Racing Act of 1940, as amended and supplemented and the rules and regulations of the Racing Commission and (ii) by the New Jersey Casino Control Commission under the Casino Control Act and Casino Simulcasting Act.

        Under the Racing Act, the Racing Commission must license all pari-mutuel employees and all others who are connected with the training of horses or the conduct of races. In addition, no person may hold or acquire, directly or indirectly, beneficial ownership of 5% or more of the voting securities of the joint venture without the prior approval of the Racing Commission.

        At least 85% of the persons employed by the New Jersey joint venture at Freehold Raceway must be residents of New Jersey (excluding jockeys, drivers or apprentices, exercise boys, owners, trainers, clockers, governing and managing officials and heads of departments of the track). The Racing

Commission has the authority to require that the joint venture discharge any employee who: (i) fails or refuses for any reason to comply with the rules and regulations of the Racing Commission; (ii) in the opinion of the Racing Commission is guilty of fraud, dishonesty or incompetence; (iii) has been convicted of a crime involving moral turpitude; or (iv) fails or refuses for any reason to comply with any of the provisions of the Racing Act.

        Additional restrictions and/or requirements imposed by the Racing Commission on the joint venture's racetrack operations include, but are not limited to, the setting of the admission price required to be charged by the joint venture, a requirement that the joint venture (and all other racetracks operating in New Jersey) must schedule at least one race per day limited to registered New Jersey-bred foals and the methods the joint venture may use to distribute pari-mutuel pools and "breaks" (the odd cents remaining after computing the amount due holders of winning pari-mutuel tickets). The Racing Commission also regulates the manner of keeping of certain of the joint venture's books and records.

        The Racing Commission is also responsible for the allocation of racing dates based upon the annual application of the permit holder. The joint venture is entitled to race the same number of dates as in the preceding year, when it is in the public interest to do so, or for such other dates, not exceeding 100 days in the aggregate for harness racing and 75 days in the aggregate for thoroughbred racing, as the Racing Commission shall designate; provided, however that if another permit holder rejects any of the dates to which they may be entitled the Racing Commission may allot those dates among other permit holders. The Racing Commission has discretion to allot harness race permit holders an additional 200 days and thoroughbred race permit holders an additional 100 days.

        The failure to comply with the Racing Act and the rules and regulations of the Racing Commission could result in monetary fines, operations restrictions or the loss of our license.

        Because the joint venture simulcasts to Atlantic City casinos, the joint venture's simulcasting agreements were required to be filed with and approved by the Casino Control Commission and the New Jersey Racing Commission. In addition, the joint venture is required to be approved and licensed by the Casino Control Commission as a non-gaming casino service industry. Certain of the joint venture's employees and its directors and significant stockholders are also required to be approved by the Casino Control Commission. As of the date hereof, all of the joint venture's employees and directors required to be approved have been approved by the Casino Control Commission or have filed applications seeking such approval. There can be no assurance that all parties seeking Casino Control Commission approval will obtain such approval or the effect on the joint venture if such approvals are not obtained.

        In August 2001, the Governor of New Jersey signed legislation that would legalize fifteen OTW facilities in New Jersey. We believe that these facilities will begin to open in 2005 and that it will take approximately five years to open all of the facilities. It is anticipated that the joint venture will receive four OTWs, including an OTW on the site of the former Garden State Park. We believe that the average OTW facility will cost $3-$5 million to construct and that each facility will have a payback period of approximately 18 months.

Ontario Regulation

        Our gaming operations in Ontario at Casino Rama are subject to the regulatory control of the Alcohol and Gaming Commission of Ontario pursuant to the Gaming Control Act and the contractual provisions in the Development and Operating Agreement among CRC, CHC Casinos, the Ontario Lottery and Gaming Corporation, the Mnjikaning First Nation and certain other parties.

        Our wholly-owned subsidiary, CHC Casinos, is required under the Gaming Control Act to be registered as a casino operator with the Alcohol and Gaming Commission of Ontario and must operate in accordance with the terms and conditions of its registration. In addition, we, as a registered gaming related supplier under the Gaming Control Act, have our own set of terms and conditions for registration which must be complied with.

        Pursuant to the Gaming Control Act and the terms of CHC Casinos' registration, the Registrar of Alcohol and Gaming must approve any change in the directors or officers of CHC Casinos. The Alcohol and Gaming Commission of Ontario may require the submission of information or material from any person who has an interest in CHC Casinos. This includes us, as the parent company, and our directors and officers.

        The Registrar of Alcohol and Gaming has the power, subject to the Gaming Control Act, to grant, renew, suspend or revoke registrations. The Registrar is entitled to make such inquiries and conduct such investigations as are necessary to determine that applicants for registration meet the requirements of the Gaming Control Act and to require information or material from any person who has an interest in an applicant for registration. Under the Gaming Control Act, a person shall be deemed to be "interested" in another person if: (i) the first person has, or may have, in the opinion of the Registrar based on reasonable grounds, a beneficial interest in the other person's business; (ii) the first person exercises, or may exercise, in the opinion of the Registrar based on reasonable grounds, control either directly or indirectly over the other person's business; or (iii) the first person has provided, or may have provided, in the opinion of the Registrar based on reasonable grounds, financing either directly or indirectly to the other person's business. The criteria to be considered in connection with registration under the Gaming Control Act include the financial responsibility, integrity and honesty of the applicant, and the public interest. The Registrar may, at any time, revoke, suspend or refuse to renew CHC Casinos' or our registration for any reason that would have disentitled it to registration.

        In addition, any person who supplies a casino with goods and services must be registered with the Alcohol and Gaming Commission of Ontario. Key employees who engage in the administration or supervision of gaming or the operation of gaming premises must also be registered with this agency.

        The Development and Operating Agreement imposes certain obligations on CHC Casinos relating to the operation of Casino Rama including obtaining all necessary government consents required to operate various components of the casino in accordance with applicable law and ensuring that all persons retained by it for the provision of goods and services to the various components of the casino are also registered as required by law.

Pennsylvania Racing Regulations

        Our horse racing operations at Penn National Race Course and Pocono Downs are subject to extensive regulation under the Pennsylvania Racing Act, which established the Pennsylvania State Horse Racing Commission and the Pennsylvania State Harness Racing Commission, or collectively referred to herein as the Pennsylvania Racing Commissions, which are responsible for, among other things, granting permission annually to maintain racing licenses and schedule races; approving, after a public hearing, the opening of additional OTWs and racetracks; approving simulcasting activities; licensing all officers, directors, racing officials and certain other employees of a company; and approving all contracts entered into by a company affecting racing, pari-mutuel wagering, phone/internet wagering and OTW operations.

        As in most states, the regulations and oversight applicable to our operations in Pennsylvania are intended primarily to safeguard the legitimacy of the sport and its freedom from inappropriate or criminal influences. The Pennsylvania Racing Commissions have broad authority to regulate in the best interests of racing and may, to that end, disapprove the involvement of certain personnel in our operations, deny approval of certain acquisitions following their consummation or withhold permission for a proposed OTW site for a variety of reasons, including community opposition. The Pennsylvania legislature also has reserved the right to revoke the power of the Pennsylvania Racing Commissions to approve additional OTWs and could, at any time, terminate pari-mutuel wagering as a form of legalized gaming in Pennsylvania or subject such wagering to additional restrictive regulation or taxation; such termination would, and any further restrictions could, have a material adverse effect upon our business, financial condition and results of operations.

        We may not be able to obtain or maintain all necessary approvals for the continued operation of our business. We have had continued permission from the Pennsylvania State Horse Racing Commission to conduct live racing at the Penn National Race Course since we commenced operations in 1972, and have obtained permission from the Pennsylvania State Harness Racing Commission to conduct live racing at Pocono Downs since our acquisition in 1996. Currently, we have approval from the Pennsylvania Racing Commissions to operate the eleven OTWs that are open. A Commission may refuse to grant permission to continue to operate existing facilities. The failure to obtain or maintain required regulatory approvals could have a material adverse effect upon our business, financial condition and results of operations.

        The Pennsylvania Racing Act requires that any shareholder proposing to transfer beneficial ownership of 5% or more of our shares file an affidavit with us setting forth certain information about the proposed transfer and transferee, a copy of which we are required to furnish to the Pennsylvania Racing Commissions. The certificates representing our shares owned by 5% beneficial shareholders are required to bear certain legends prescribed by the Pennsylvania Racing Act. In addition, under the Pennsylvania Racing Act, the Pennsylvania Racing Commissions have the authority to order a 5% beneficial shareholder of a company to dispose of his common stock of such company if it determines that continued ownership would be inconsistent with the public interest, convenience or necessity or the best interest of racing generally.

West Virginia Racing and Gaming Regulation

        Our operations at the Charles Town Entertainment Complex are subject to regulation by the West Virginia Racing Commission under the West Virginia Horse and Dog Racing Act, and by the West Virginia Lottery Commission under the West Virginia Racetrack Video Lottery Act. The powers and responsibilities of the West Virginia Racing Commission under the West Virginia Horse and Dog Racing Act extend to the approval and/or oversight of all aspects of racing and pari-mutuel wagering operations. We have obtained from the West Virginia Racing Commission a license to conduct racing and pari-mutuel wagering at the Charles Town Entertainment Complex. Pursuant to the West Virginia Racetrack Video Lottery Act, we have obtained approval for and currently operate 3,500 gaming machines and video lottery terminals at the Charles Town Entertainment Complex. In addition to licensing, in West Virginia, the legality of gaming machine operation in a particular county is determined by local option election in the county where the racetrack is located. The West Virginia Racetrack Video Lottery Act further provides that 5% of the qualified voters in the county where gaming machines have been permitted by local option election can petition for another election that may be held no sooner than five years after the first election.

        The West Virginia Racetrack Video Lottery Act provides that the transfer of more than 5% of the voting stock of a corporation that holds a gaming machine license, or that controls another entity that holds such a license, or the transfer of the assets of a license holder, may only be to persons who have met the licensing requirements of the West Virginia Racetrack Video Lottery Act or which transfer has been pre-approved by the West Virginia Lottery Commission. Any transfer that does not comply with this requirement voids the license.

State and Federal Simulcast Regulation

        The Federal Interstate Horseracing Act, the Pennsylvania Racing Act, the West Virginia Racing Act and the New Jersey Simulcasting Racing Act require that we have a written agreement with each applicable horsemen's organization in order to simulcast races. We have entered into the horsemen agreements, and in accordance therewith have agreed on the allocations of our revenues from import simulcast wagering to the purse funds for the Penn National Race Course, Charles Town Races, Pocono Downs and Freehold Raceway.

Taxation

        Gaming companies are typically subject to significant taxes and fees in addition to normal federal, state, local and, in Canada, provincial income taxes, and such taxes and fees are subject to increase at any time. We pay substantial taxes and fees with respect to our operations. From time to time, federal, state, local and provincial legislators and officials have proposed changes in tax laws, or in the administration of such laws, affecting the gaming industry. It is not possible to determine with certainty the likelihood of changes in tax laws or in the administration of such laws.

IRS Regulations, Currency Transaction Reporting and Suspicious Activity Reporting

        The Internal Revenue Service, or IRS, requires operators of casinos located in the U.S. to file information returns for U.S. citizens, including names and addresses of winners, for all winnings in excess of stipulated amounts. The IRS also requires operators to withhold taxes on certain winnings.

        Regulations adopted by the Financial Crimes Enforcement Network of the Treasury Department and the gaming regulatory authorities in certain domestic jurisdictions in which we operate casinos require the reporting of currency transactions in excess of $10,000 occurring within a gaming day, including identification of the patron by name and social security number. This reporting obligation commenced in May 1985 and may have resulted in the loss of casino revenues to jurisdictions outside the U.S. that are exempt from the ambit of such regulations. The operation of Casino Rama is subject to similar requirements under Canadian federal law and provincial gaming legislation.

        Regulations adopted by the Financial Crimes Enforcement Network of the Treasury Department require the filing of suspicious activity reports by casinos on all transactions of at least $5,000 that the casino knows, suspects, or has reason to suspect fall into specific categories that are deemed to be suspicious. This reporting obligation commenced on March 25, 2003 and may result in the loss of casino revenues to jurisdictions outside the U.S. that are exempt from the ambit of such regulations.

Compliance with Other Laws

        Our operations are also subject to a variety of other rules and regulations, including zoning, environmental, construction and land-use laws and regulations governing the serving of alcoholic beverages. We derive a significant portion of our non-racing revenues from the sale of alcoholic beverages to patrons of our facilities.

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  Exhibit 99.1
Description of Governmental Regulations